Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143793

BigString Corporation

PROSPECTUS SUPPLEMENT

Number 14

to

Prospectus dated November 13, 2007

of

BIGSTRING CORPORATION

18,524,866 Shares of Common Stock

This prospectus supplement supplements the prospectus dated November 13, 2007, as previously supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 18,524,866 shares of BigString Corporation’s common stock.  We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated November 13, 2007, the prospectus supplement number 1 dated November 20, 2007, the prospectus supplement number 2 dated December 5, 2007, the prospectus supplement number 3 dated December 26, 2007, the prospectus supplement number 4 dated January 25, 2008, the prospectus supplement number 5 dated February 12, 2008, the prospectus supplement number 6 dated March 6, 2008, the prospectus supplement number 7 dated April 4, 2008, the prospectus supplement number 8 dated April 23, 2008, the prospectus supplement number 9 dated May 20, 2008, the prospectus supplement number 10 dated June 17, 2008, the prospectus supplement number 11 dated July 17, 2008, the prospectus supplement number 12 dated August 28, 2008 and the prospectus supplement number 13 dated September 5, 2008.  This prospectus supplement is qualified by reference to the prospectus, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously supplemented.  The primary purpose of this prospectus supplement is to notify stockholders that BigString Corporation (i) has signed a non-binding letter of intent with VIPConnectz USA, Inc. whereby BigString Corporation and VIPConnectz USA, Inc. will combine in a strategic business combination transaction, and (ii) has released a new Short Message Service text messaging application for BlackBerry phones that permits both personal and business users to send self-destructing text messages and pictures.

This prospectus supplement includes the attached Current Report on Form 8-K, with exhibits, which was filed with the Securities and Exchange Commission on October 23, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated November 13, 2007, or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 24, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 20, 2008

BIGSTRING CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-51661	20-0297832
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Harding Road, Suite E, Red Bank, New Jersey	07701
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (732) 741-2840

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.                Other Events.

On October 20, 2008, BigString Corporation (“BigString”) issued a press release announcing that it has signed a non-binding letter of intent with VIPConnectz USA, Inc. (“VIPConnectz”) whereby BigString and VIPConnectz will combine in a strategic business combination transaction.  A copy of the press release is attached hereto as Exhibit 99.1.

On October 22, 2008, BigString issued a press release announcing that it has released a new Short Message Service text messaging application for BlackBerry phones that permits both personal and business users to send self-destructing text messages and pictures.  A copy of the press release is attached hereto as Exhibit 99.2.

Nothing contained in this Current Report on Form 8-K, including the Exhibits attached hereto, shall constitute an offer to sell, or the solicitation of an offer to sell, or an offer to buy, or the solicitation of an offer to buy, any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction, or the availability of an applicable exemption therefrom. No offering of securities shall be made by BigString except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an applicable exemption from such requirements.

Section 9 – Financial Statements and Exhibits

Item 9.01.                Financial Statements and Exhibits.

(d) Exhibits:

Exhibit
Number	Description

99.1	Press Release Re: BigString Corporation Signs Letter of Intent to Enter into a Strategic Business Combination Transaction with VIPConnectz USA, Inc.

99.2	Press Release Re: Self-Destructing SMS Text Messaging Application for BlackBerry Phones Available from BigString Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGSTRING CORPORATION
(Registrant)

By:	/s/ Darin M. Myman
Darin M. Myman
President and Chief Executive Officer
Date:  October 23, 2008

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release Re: BigString Corporation Signs Letter of Intent to Enter into a Strategic Business Combination Transaction with VIPConnectz USA, Inc.

99.2	Press Release Re: Self-Destructing SMS Text Messaging Application for BlackBerry Phones Available from BigString Corporation.

EXHIBIT 99.1

BigString Corporation Signs Letter of Intent to Enter into a Strategic Business
Combination Transaction with VIPConnectz USA, Inc.

RED BANK, N.J., October 20, 2008 - BigString Corporation (OTCBB: BSGC) has announced that it has signed a non-binding letter of intent with VIPConnectz USA, Inc. whereby BigString and VIPConnectz will combine in a strategic business combination transaction.  BigString is a provider of social networking messaging applications and user-controllable email services.  VIPConnectz is a marketing and technology company that provides global Voice over Internet Protocol (VoIP) phone service and Fantasy Sports Technology Platforms and which has developed a globalized approach to social networking.  VIPConnectz had approximately $4 million in revenue during its last fiscal year.  The business combination transaction contemplated in the letter of intent is subject to several conditions, including the preparation and execution of definitive transaction documents.

Under the terms of the letter of intent, BigString will issue unregistered shares of common stock equal to fifty percent (50%) of the sum of the total number of shares of BigString common stock issued and outstanding plus the number of shares of BigString common stock available for issuance upon the conversion of BigString’s outstanding convertible notes and Series A Preferred Stock, in exchange for all of VIPConnectz’s capital stock.  Upon the closing of the business combination transaction,  Edward J. Weaver, President and CEO of VIPConnectz, will serve as President and CEO of BigString.  Darin Myman, President and CEO of BigString, will remain with the company as Vice President of Strategic Development to oversee the integration of both companies' products and services into a global communications based social network encompassing VoIP phone service, email, instant messaging, mobile communications and fantasy sports.

In May 2008, BigString  entered into an international private-label distribution agreement for its self-destructing email and instant messaging (IM) services with VIPConnectz and launched a Spanish and Portuguese email portal with VIPConnectz for the Latin American markets.

“This is a tremendous opportunity to combine the technologies of both companies into a whole that is much greater than the sum of its parts,” Mr. Myman stated. “Tapping into VIPConnectz’s existing technology and international distribution capabilities will allow us to leverage distribution of the new communications-based social network through a well established sales channel.  We believe that the timing of this strategic combination will allow us to take advantage of both the domestic and international marketplace.”

“The proposed combination of our companies opens up worldwide opportunities to grow our business and expand our presence in the marketplace.  Our experience working with BigString in connection with our distribution agreement shows that the strengths of each corporation very much compliments the other, but no partnership between two independent companies can match the speed, responsiveness, effectiveness and efficiency of a unified company,” said Mr. Weaver. “We cannot wait to begin this next phase of our relationship as we believe the weakening global economy presents tremendous opportunities for our combined entity.”

About BigString Corporation

BigString Corporation, owner and operator of BigString.com, is the developer of a messaging technology that allows a user to send recallable, erasable and self-destructing emails, instant messages (IM), and videos. The company’s BigString product is a communication service for both individuals and businesses that allows  users to send, recall, erase, self-destruct, track and modify messages after they have been sent through its patent pending technology.  BigString users have unprecedented control over all of their messaging communications on their computers and mobile devices, whether they choose to send IMs, emails or videos, and, in addition to control,  BigString’s communication platform gives its users unprecedented privacy and security on all messages sent.  For more information, visit http://www.bigstring.com.

About VIPConnectz

VIPConnectz is an international marketing and sales company that offers Voice over Internet Protocol  (VoIP) “flat-rate” local, long distance and international calling plans. In addition to VoIP services, VIPConnectz provides a growing list of other digital components devised to enhance the personal experience through interaction with others.  Most notably, VIPConnectz presents a compelling business opportunity for those who choose to pursue financial independence through VoIP services and new digital ways to relate that are now the wave of the future.  For more information, visit http://www.vipconnectz.com.

Forward-Looking Statements

Statements about the future expectations of BigString Corporation and VIPConnectz USA, Inc., and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation and VIPConnectz USA, Inc. intend that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, actual results could differ materially from expected results.  Among these risks, trends and uncertainties are the obtainment of approvals to effect the proposed combination, the availability of working capital, the cost of personnel, and the competitive market in which BigString Corporation and VIPConnectz USA, Inc. compete.

This communication shall not constitute an offer to sell, or the solicitation of an offer to sell, or an offer to buy, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction, or the availability of an applicable exemption therefrom.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an applicable exemption from such requirements.

CONTACTS:	Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com
Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or
greenepr@aol.com.

EXHIBIT 99.2

Self-Destructing SMS Text Messaging Application For BlackBerry Phones
Available From BigString Corporation

Also Permits Sending Emoticons & Offers Advanced Grouping Features

RED BANK, N.J., October 22, 2008 – A new Short Message Service (SMS) text messaging application for BlackBerry phones that permits both personal and business users to send self-destructing text messages and pictures, has been released by BigString Corporation (OTCBB: BSGC).   In addition to providing BigString’s self-destructing features to SMS text users, the application also permits sending self-destructing messages to multiple recipients through the application’s group feature and sending graphic rich messages including animated emoticons. The new application is called SMS Eraser.

The self-destruction timing of messages is determined by the sender.  A message can be set to self-destruct in as little as fifteen seconds or after a set number of views. The message will disappear in real time simultaneously from both the sending and receiving IM screens. Once the message self-destructs it cannot be recovered.  BigString’s BlackBerry SMS Eraser is currently priced at $29.95 and can be downloaded at BigString’s website (http://www.bigstring.com) or at one of several third-party global BlackBerry application distributors such as Handango (http://www.handango.com), Crackberry (http://www.crackberry.com), MobiHand (http://www.mobihand.com), SmartPhone.net (http://www.smartphone.net) and Youpark (http://www.youpark.com).

“Our BlackBerry SMS Eraser allows the fast-growing mobile messaging market to use our self-destructing text messaging and picture applications,” stated Darin Myman, President and CEO of BigString Corporation.  He added that “Mobile phones are fast becoming the main source of both personal and business communication for many people.  BigString’s move into the mobile phone messaging market will expand both the availability and use of our proprietary self-destructing messaging platforms.”

About BigString

BigString Corporation, owner and operator of BigString.com, is the developer of a messaging technology that allows a user to send recallable, erasable and self-destructing emails, instant messages (IM), and videos. The company’s BigString product is a communication service for both individuals and businesses that allows users to send, recall, erase, self-destruct, track and modify messages after they have been sent through its patent pending technology.  BigString users have unprecedented control over all of their messaging communications on their computers and mobile devices, whether they choose to send IMs, emails or videos, and, in addition to control,  BigString’s communication platform gives its users unprecedented privacy and security on all messages sent.  For more information, visit http://www.bigstring.com.

Forward-Looking Statements

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby.  Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation’s actual results could differ materially from expected results.

CONTACTS:	Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com
Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or
greenepr@aol.com.